Exhibit 99.1




                             P R E S S R E L E A S E


March 3, 2005

                                                        For Immediate Release

For Information
Contact:          Edward G. Kitz
                  (414) 231-5000


Roundy's, Inc. Announces Financial Results For The Fourth Quarter and Fiscal Year 2004

Fourth Quarter 2004 Summary
o        Net sales and service fees of $1,214.2 million
o        Gross profit of $264.4 million
o        Net income of $16.7 million
o        EBITDA of $59.5 million

Sales
Net sales and service fees were $1,214.2 million for the fourth quarter 2004, a decrease of $120.7 million, or 9.0%, from $1,334.9 million for the fourth quarter 2003. The fourth quarter 2003 was a 14-week quarter (compared to a 13-week fourth quarter in 2004) and the additional week in 2003 (the week ending January 3, 2004) contributed $100.5 million in net sales and service fees. The following quarterly variance discussion compares the 13-week fourth quarter of 2004 to the 14-week fourth quarter of 2003. Retail sales were $823.8 million for the fourth quarter 2004, an increase of $37.6 million, or 4.8%, from $786.2 million for the fourth quarter 2003. This increase in retail sales was primarily due to the effect of three acquired store groups, consisting of 15 additional stores in total, which operated under the Company's ownership during all or part of the fourth quarter 2004 but were not operated by the Company for the entire fourth quarter 2003 (collectively, the "15 Acquired Stores"). The 15 Acquired Stores contributed approximately $90.3 million to the fourth quarter 2004 retail sales increase. As of January 1, 2005, Roundy's operated 125 retail grocery stores including 65 Pick 'n Save stores, 29 Copps Food Stores ("Copps") and 31 Rainbow Foods ("Rainbow") stores.

Same-store sales at our retail stores (including the results of Pick 'n Save-licensed stores operated by their prior owners in 2003) decreased 0.6% from the comparable 13-week period of 2003. The decrease was attributable to a challenging prior year comparison, when 23 former competitive Kohl's Food Stores ("Kohl's") were closed in Southeastern Wisconsin, many of which have since re-opened under different ownership, including the seven stores that the Company acquired from Kohl's.

Wholesale sales were $834.1 million for the fourth quarter 2004, a decrease of $156.9 million, or 15.8%, from $991.0 million for the fourth quarter 2003. This decrease was primarily attributable to lost business associated with the closure of our Eldorado, Illinois and Evansville, Indiana distribution facilities (the "Southern Division") in early September 2004 and the additional week in the fourth quarter 2003.

Gross Profit
Gross profit was $264.4 million for the fourth quarter 2004, an increase of $0.5 million, or 0.2%, from $263.9 million for the fourth quarter 2003. Gross profit, as a percentage of net sales and service fees, for the fourth quarter 2004 and 2003 was 21.8% and 19.8%, respectively. The increase in gross profit and gross profit percentage for the quarter was primarily due to the growth of our retail segment, which has a higher gross profit percentage than our wholesale segment. Retail sales for the fourth quarter 2004 represented 67.8% of net sales and service fees compared with 58.9% for the fourth quarter 2003. The increase in retail sales concentration was primarily due to the 15 Acquired Stores and the effect of the closure of the Southern Division. Retail gross profit as a percentage of retail sales was 24.8% and 24.0% for the fourth quarter of 2004 and 2003, respectively. The increase in retail gross profit percentage was attributable to more effective promotional activity and improved concentration of higher-margin perishable sales. Fourth quarter 2004 wholesale gross profit, as a percentage of wholesale net sales and service fees, was 8.4% compared with 8.5% in the fourth quarter 2003.

Operating and Administrative Expenses
Operating and administrative expenses were $225.3 million for the fourth quarter 2004, a decrease of $5.5 million, or 2.4%, from $230.9 million for the fourth quarter 2003. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 18.6% for the fourth quarter 2004 compared with 17.3% for the fourth quarter 2003. The percentage increase was primarily attributable to the growth of our retail segment, which has a significantly higher ratio of operating costs to sales than our wholesale segment. Retail operating and administrative expenses were 21.4% of retail sales for the fourth quarter 2004 compared with 21.3% for the fourth quarter 2003. Wholesale operating and administrative expenses decreased to 4.9% of wholesale sales for the fourth quarter 2004 compared with 5.6% for the fourth quarter 2003. This decrease was primarily due to operational and productivity improvements in our wholesale operations. In addition, corporate and other operating expenses (excluding depreciation and amortization) were $13.1 million for the fourth quarter 2004 compared with $12.1 million for the fourth quarter 2003. This increase was primarily due to higher unallocated corporate administrative expenses.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $10.7 million and $12.1 million for the fourth quarter 2004 and 2003, respectively. The decrease was primarily due to a 50 basis point interest rate reduction effective April 1, 2004 on the Company's term loan.

Net Income
Net income was $16.7 million for the fourth quarter 2004, an increase of $4.9 million from $11.8 million for the fourth quarter 2003. This increase was primarily attributable to decreased operating and administrative expenses for the fourth quarter 2004, as previously discussed. The net income margin was 1.4% and 0.9%, respectively, in the fourth quarter 2004 and 2003.

EBITDA
EBITDA (as defined under "Segment Data") was $59.5 million for the fourth quarter 2004, an increase of $9.1 million, or 18.1%, from $50.4 million for the fourth quarter 2003. Retail EBITDA for the fourth quarter 2004 was $41.9 million, an increase of $9.7 million, or 30.3%, from $32.2 million for the fourth quarter 2003. The increase in retail EBITDA was primarily attributable to the increases in retail sales and gross profit, as previously discussed. Wholesale EBITDA for the fourth quarter 2004 was $30.6 million, an increase of $0.3 million, or 1.2%, from $30.3 million for the fourth quarter 2003. This increase was primarily due to operational and productivity improvements, as previously discussed. Our EBITDA margin was 4.9% for the fourth quarter of 2004 and 3.8% for the fourth quarter of 2003. The increase in our EBITDA margin was primarily attributable to the increased concentration of sales in the Company's retail segment and the increase in retail gross profit percentage as previously discussed.

"We continue to be pleased with our progress. Our strategy of focusing on and growing our retail operations continues to yield greater profitability across our business," said the Company's Chairman and CEO, Robert A. Mariano.

For a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors and a reconciliation of EBITDA to net income under generally accepted accounting principles, see Note (1) to the table under "Segment Data."

Selected Results for the Fiscal Year Ended January 1, 2005 Compared With the Fiscal Year Ended January 3, 2004

Sales
Net sales and service fees totaled $4,820.5 million for the year ended January 1, 2005, an increase of $439.5 million, or 10.0%, from $4,381.1 million for the year ended January 3, 2004. Fiscal 2003 was a 53-week year and the additional week in 2003 (the week ending January 3, 2004) contributed $100.5 million in net sales and service fees. The following fiscal year variance discussion compares the 52 weeks of 2004 to the 53 weeks of 2003. Retail sales were $3,057.7 million for 2004, an increase of $600.3 million, or 24.4%, from $2,457.3 million for 2003. This increase in retail sales was primarily due to the effect of seven acquired store groups, consisting of 62 additional stores, in total, which operated under the Company's ownership during all or part of the year ended January 1, 2005, but were not operated by the Company for the entire prior fiscal year (collectively, the "62 Acquired Stores"). The 62 Acquired Stores include the 15 Acquired Stores previously discussed. The 62 Acquired Stores contributed approximately $585.5 million to the fiscal year 2004 retail sales increase.

Same-store sales in 2004 at the Company's retail stores (including the results of Pick 'n Save-licensed stores operated by their prior owners) improved 1.6% over the comparable 52-week period of 2003.

Wholesale sales were $3,376.1 million for 2004, an increase of $56.1 million, or 1.7%, from $3,319.9 million for 2003. This increase was primarily due to increased sales to Company-owned stores, partially offset by the closure of the Southern Division and the additional week in 2003.

EBITDA
EBITDA (as defined under "Segment Data") was $214.1 million for 2004, an increase of $27.0 million, or 14.4%, from $187.1 million for 2003. Retail EBITDA for 2004 was $137.1 million, an increase of $26.6 million, or 24.0%, from $110.5 million for 2003. The increase in retail EBITDA was primarily driven by increased sales at comparable stores and the 62 Acquired Stores. Wholesale EBITDA for 2004 was $119.3 million, an increase of $11.8 million, or 11.0%, from $107.5 million for 2003. This increase was primarily due to the wholesale segment sales increases and operational and productivity improvements. In 2004, our EBITDA margin was 4.4% as compared with 4.3% for 2003. The increase in EBITDA margin was primarily attributable to our increased concentration of higher margin retail sales and an improvement in the EBITDA margins of our wholesale segment. For a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors and a reconciliation of EBITDA to net income under generally accepted accounting principles, see Note
(1) to the table under "Segment Data."

Capital Expenditures
Capital spending totaled $41.6 million and $90.4 million for fourth quarter 2004 and fiscal year 2004, respectively. Capital expenditures consisted primarily of new stores, remodels of newly acquired and existing stores, maintenance of retail stores, expenditures related to our new distribution center facility in Oconomowoc, Wisconsin and the purchase of transportation equipment. This compares to capital expenditures of $18.7 million and $57.7 million for fourth quarter 2003 and fiscal year 2003, respectively.

Other Information
Net rent expense was $45.9 million and $32.4 million for fiscal years 2004 and 2003, respectively. This increase was primarily due to the 62 Acquired Stores.

Subsequent Events
On February 24, 2005, the Company agreed to sell (a) two distribution centers in Westville, Indiana and Lima, Ohio, and the related operations and (b) two retail stores located in Ohio to Nash-Finch Company for approximately $225 million in cash, subject to certain post closing adjustments. The closing of the transaction, which is subject to customary conditions, including governmental approvals, is expected to occur in 30 to 60 days. The sales associated with these two operating divisions are approximately $1 billion.

Accounting Pronouncements
The Company has consistently applied Emerging Issues Task Force No. 03-10 "Application of EITF Issue No. 02-16, ?Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,' by Resellers to Sales Incentives Offered to Customers by Manufacturers" to its 2004 and 2003 results presented herein.

Conference Call
A conference call to review the fourth quarter results will be held on Thursday, March 3, 2005 at 10:00 a.m. Central Time. To access the call, dial the conference line's toll free number at 1-888-522-9245. The pass code is "Roundy's" and the leader will be Robert Mariano. In addition, a recording of the conference call will be available until March 10, 2005 by dialing 1-800-846-1925.

About Roundy's
With annual sales in excess of $4.8 billion and more than 20,000 employees, Roundy's, Inc. is a Fortune 500 company and currently operates 126 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners, primarily in Wisconsin, Minnesota and Illinois. Further information is available on the Company's website at www.roundys.com.

Forward-Looking Statements
This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004 under the caption "Forward Looking Statements," elsewhere in such Annual Report and in documents referenced therein.

                                                    ROUNDY'S, INC.
                                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                            (Subject to reclassification)
                                                (Dollars in thousands)
                                                     (Unaudited)

                                  13 Weeks Ended       14 Weeks Ended      52 Weeks Ended      53 Weeks Ended
                                  ---------------      ---------------     --------------      --------------
                                    January 1,           January 3,          January 1,          January 3,
                                      2005                 2004                 2005                2004
                                  --------------       --------------      --------------      --------------
Revenues:
Net sales and service fees         $1,214,163          $ 1,334,872          $4,820,543           $4,381,078
Other - net                             1,988                  414               3,154                2,188
                                   ----------          -----------          ----------           ----------
                                    1,216,151            1,335,286           4,823,697            4,383,266
                                   ----------          -----------          ----------           ----------

Cost and Expenses:
Cost of sales                         949,725            1,070,951           3,788,864            3,499,174
Operating and administrative          225,342              230,882             885,415              746,569
Interest:
  Interest expense                     10,746               12,105              41,422               42,294
  Amortization of deferred
    financing costs                       678                  798               2,678                3,279
                                   ----------          -----------          ----------           ----------
                                    1,186,491            1,314,736           4,718,379            4,291,316
                                   ----------          -----------          ----------           ----------

Income Before Income Taxes             29,660               20,550             105,318               91,950
Provision for Income Taxes             12,948                8,742              44,724               37,302
                                   ----------          -----------          ----------           ----------
Net Income                         $   16,712          $    11,808          $   60,594           $   54,648
                                   ==========          ===========          ==========           ==========



                                 ROUNDY'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                          (Subject to reclassification)
                  (Dollars in thousands, except per share data)

                                                                 January 1,           January 3,
                               Assets                               2005                2004
                                                                -----------          -----------
                                                                (Unaudited)
Current Assets:
  Cash and cash equivalents                                     $  105,741           $   90,006
  Notes and accounts receivable, less allowance for
    losses of $3,406 and $5,012, respectively                       58,121               81,929
  Merchandise inventories                                          257,847              251,888
  Prepaid expenses                                                  14,029               12,429
  Deferred income tax benefits                                      16,387               17,745
                                                                 ---------           ----------
    Total current assets                                           452,125              453,997
                                                                 ---------           ----------

Property and Equipment - Net                                       343,226              320,149

Other Assets:
  Deferred income tax benefits                                       4,523               28,161
  Notes receivable                                                   1,781                2,877
  Other assets - net                                                77,092               85,211
  Goodwill                                                         692,607              639,995
                                                                ----------           ----------
    Total other assets                                             776,003              756,244
                                                                ----------           ----------

Total assets                                                    $1,571,354           $1,530,390
                                                                ==========           ==========

                 Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                                              $  297,197           $  296,733
  Accrued expenses                                                 112,136              129,499
  Current maturities of long-term debt and
    capital lease obligations                                        4,565                4,229
  Income taxes                                                       9,875               11,782
                                                                ----------           ----------
    Total current liabilities                                      423,773              442,243
                                                                ----------           ----------

Long-term Debt and Capital Lease Obligations                       596,113              597,750
Other Liabilities                                                  101,268              100,791
                                                                ----------           ----------
    Total liabilities                                            1,121,154            1,140,784
                                                                ----------           ----------


Shareholder's Equity:
  Common stock:
    Common stock (1,500 shares authorized, 1,000
    shares issued and outstanding at $0.01 par value)
  Additional paid-in capital                                       314,500              314,500
  Retained earnings                                                135,700               75,106
                                                                ----------           ----------
    Total shareholder's equity                                     450,200              389,606
                                                                ----------           ----------

  Total liabilities and shareholder's equity                    $1,571,354           $1,530,390
                                                                ==========           ==========



SEGMENT DATA
(Dollars in thousands)
(Unaudited)                                      13 Weeks Ended      14 Weeks Ended       52 Weeks Ended        53 Weeks Ended
                                                 --------------      --------------       --------------        --------------
                                                   January 1,          January 3,           January 1,            January 3,
                                                      2005                2004                 2005                  2004
                                                 --------------      --------------       --------------        --------------
NET SALES AND SERVICE FEES:
  Retail operations                               $  823,792          $  786,200           $ 3,057,681           $ 2,457,346
  Wholesale operations                               834,106             990,969             3,376,055             3,319,927
  Eliminations                                      (443,735)           (442,297)           (1,613,193)           (1,396,195)
                                                  ----------          ----------           -----------           -----------

     Total                                        $1,214,163          $1,334,872           $ 4,820,543           $ 4,381,078
                                                  ==========          ==========           ===========           ===========


EBITDA (1):
  Retail operations                               $   41,926          $   32,186           $   137,117           $   110,542
  Wholesale operations                                30,646              30,275               119,333               107,507
  Corporate and other                                (13,106)            (12,108)              (42,350)              (30,927)
                                                  ----------          ----------           -----------           -----------

     Total                                        $   59,466          $   50,353           $   214,100           $   187,122
                                                  ==========          ==========           ===========           ===========

EBITDA RECONCILIATION:
  Net income                                      $   16,712          $   11,808           $    60,594           $    54,648
  Interest expense                                    11,424              12,903                44,100                45,573
  Income taxes                                        12,948               8,742                44,724                37,302
  Depreciation and amortization expense               18,382              16,900                64,682                49,599
                                                  ----------          ----------           -----------           -----------

     Total                                        $   59,466           $  50,353           $   214,100            $  187,122
                                                  ==========           =========           ===========            ==========

(1) EBITDA represents net income plus interest, income taxes, depreciation and amortization. The Company uses EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.